Exhibit (a)(1)(A)
King Pharmaceuticals, Inc.
Offer to Purchase
Offer to Purchase for Cash Any and All of the Outstanding
2 3/4% Convertible Debentures due November 15, 2021
(CUSIP No. 495582AF5 or 495582AG3)
        King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase for cash any and all of the outstanding 2 3/4 % Convertible Debentures due November 15, 2021, CUSIP No. 495582AF5 or 495582AG3 (the “Debentures”), of the Company. The offer on the terms set forth in this Offer to Purchase and the Letter of Transmittal is referred to herein as the “Offer.”
THE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MAY 26, 2006 OR, IF THE OFFER IS EXTENDED, SUCH LATER DATE AS THE COMPANY SHALL ESTABLISH (THE APPLICABLE TIME AND DATE, THE “EXPIRATION DATE”). HOLDERS OF DEBENTURES MUST TENDER THEIR DEBENTURES PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER CONSIDERATION (AS DEFINED BELOW). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
      As of April 27, 2006, Debentures in the aggregate principal amount of $180.0 million were outstanding, all held by third parties unaffiliated with the Company. The Offer is being made with respect to any and all of the outstanding Debentures. The outstanding Debentures are convertible into shares of the Company’s common stock at a conversion price of $50.16 per share, subject to adjustment. The Company’s common stock is traded on the New York Stock Exchange under the symbol “KG.” On April 27, 2006, the closing price of the Company’s common stock, as reported on the New York Stock Exchange, was $17.35 per share.
      The consideration for each $1,000 principal amount of Debentures tendered pursuant to the Offer shall be $996.25 (the “Offer Consideration”). In addition, the Company will pay accrued and unpaid interest on the purchased Debentures up to, but not including, the Payment Date (as defined below).
      Notwithstanding any other provision of the Offer, and subject to applicable securities laws, the Company reserves the right, in its sole discretion, to extend or amend the Offer at any time prior to the Expiration Date or terminate the Offer at any time prior to the date on which Debentures are accepted for purchase under the Offer (the “Acceptance Date”). In the event that the Offer is withdrawn or otherwise not completed, the Offer Consideration will not be paid or be payable to holders of Debentures (each, a “Holder” and collectively, the “Holders”) who have validly tendered their Debentures in connection with the Offer.
      THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
      The Offer is not conditioned on any minimum aggregate principal amount of Debentures being tendered. The Offer is, however, subject to the satisfaction of the conditions discussed in Section 8, “Conditions to the Offer.”
      All Debentures validly tendered in the Offer and not properly withdrawn will be purchased in the Offer. The Debentures are not listed on any securities exchange.
      The following table summarizes the material pricing terms for the Offer:

	Outstanding Principal		Offer
CUSIP No.	Amount	Title of Security	Consideration(1)

495582AF5	$100,000	2 3/4% Convertible Debentures due November 15, 2021	$996.25
(Restricted)
495582AG3	$179,900,000	2 3/4% Convertible Debentures due November 15, 2021	$996.25
(Registered)

(1)	Per $1,000 principal amount of Debentures validly tendered.
      The Dealer Manager for the Offer is:
Citigroup
April 28, 2006

IMPORTANT INFORMATION
      A tender of Debentures in book-entry form will be deemed to have been received only when the Depositary receives both (i) confirmation of book-entry transfer of the Debentures into the Depositary’s applicable account with The Depository Trust Company (“DTC”) in accordance with DTC’s procedures for such transfer and (ii) either a properly completed Letter of Transmittal or a duly completed agent’s message. The agent’s message is a message, transmitted by DTC to and recorded by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Offer to Purchase and the Letter of Transmittal, and that the Company may enforce such agreement against such participant (the “Agent’s Message”).
      Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., as Information Agent (the “Information Agent”) or Citigroup Global Markets Inc. (the “Dealer Manager”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. The Company will provide, without charge to each Holder, additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials. Requests for such materials should be directed to the Information Agent. Computershare Trust Company of New York is acting as the Depositary in connection with the Offer and, in such capacity, is referred to in this document as the “Depositary.”
      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Depositary, the Information Agent or the Dealer Manager.
      None of the Company, the Information Agent, the Depositary or the Dealer Manager makes any recommendation as to whether or not Holders should tender their Debentures in response to the Offer.
      This Offer to Purchase and related documents do not constitute an offer to purchase in any jurisdiction in which it is unlawful to make such offer under applicable securities or blue sky laws. Neither the delivery of this Offer to Purchase nor any purchase hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. Any material changes to the terms of the Offer to Purchase shall be promptly disseminated to Holders in a manner

i

reasonably designed to inform them of such changes in accordance with applicable law (including Rule 13e-4(d)(2) and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
      Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay the purchase price for, any Debentures validly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable the waiver by the Company of, all conditions of the Offer described in Section 8, “Conditions to the Offer.”
      From time to time, the Company or its affiliates may purchase additional Debentures through open market purchases, redemption of the Debentures pursuant to the terms of the Indenture (as defined below), privately negotiated transactions, tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer, as the Company or its affiliates may determine. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

ii

SUMMARY TERM SHEET
      The following are answers to some of the questions that you, as a Holder, may have. The Company urges you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered herewith.
WHO IS OFFERING TO PURCHASE MY DEBENTURES?

•	King Pharmaceuticals, Inc., a Tennessee corporation that is referred to in this document as the “Company,” is offering to purchase the Debentures.
WHAT SECURITIES ARE THE SUBJECT OF THE OFFER TO PURCHASE?

•	The Company is offering to purchase any and all of the outstanding Debentures. As of April 27, 2006, there was $180.0 million aggregate principal amount of Debentures outstanding. The Debentures were issued under the indenture, dated as of November 1, 2001, by and among the Company, as issuer, the Company’s then domestic subsidiaries, as guarantors, and The Bank of New York, as trustee, which is referred to in this document as the “Indenture.” The Bank of New York is referred to in this document as the “Trustee.”
HOW MANY DEBENTURES WILL THE COMPANY PURCHASE?

•	The Company will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Debentures that are validly tendered and not properly withdrawn.
WHAT PRICE WILL I RECEIVE FOR MY DEBENTURES IF I TENDER THEM TO THE COMPANY?

•	The Company is offering to purchase your Debentures at a purchase price of $996.25 per $1,000 of the principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the date the Debentures are purchased by the Company, payable in cash.
WHEN DOES THE OFFER EXPIRE?

•	You have until 12:01 a.m., New York City time, on May 26, 2006, to tender your Debentures in the Offer, unless the Company, in its sole discretion, chooses to extend the Offer or terminates the Offer. The Company will make a public announcement if it extends or terminates the Offer.
WHEN WILL I RECEIVE PAYMENT FOR MY TENDERED DEBENTURES?

•	The Company will pay for the tendered Debentures in cash promptly following May 26, 2006, the day on which your right to tender Debentures expires, if the Offer is not extended. If the Offer is extended, the Company will pay for tendered Debentures promptly following expiration of the extended Offer. You should read Section 4, “Acceptance for Payment and Payment for Debentures” for more information.
WHY IS THE COMPANY OFFERING TO PURCHASE MY DEBENTURES?

•	The principal purpose of the Offer is for the Company to acquire any and all of the outstanding $180.0 million aggregate principal amount of the Debentures, as part of a refinancing of the Debentures. The Company’s Board of Directors has reviewed a variety of alternatives for using the Company’s available financial resources with the assistance of management and outside advisors. The Board considered the Company’s capital structure, unrestricted cash flow, financial position, the market price of the Company’s common stock and the cost and availability of financing, as well as the Company’s operations, strategy and expectations for the future. The Board believes that acquiring any and all of the outstanding Debentures is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s shareholders. The Offer will reduce the Company’s indebtedness and interest expense and reduce the potential dilution to earnings per share caused by the conversion feature of the Debentures, while providing an appropriate capital structure. You should read Section 2, “Purpose of the Offer” for more information.

WHAT IS THE MARKET VALUE AND CONVERSION RATE OF THE DEBENTURES?

•	There is no established reporting or trading system for the Debentures. However, the Debentures are eligible for trading on the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market. The Company believes that trading in the Debentures has been limited and sporadic. The Company’s common stock is listed on the New York Stock Exchange under the symbol “KG.” On April 27, 2006, the closing price of the Company’s common stock, as reported on the New York Stock Exchange, was $17.35 per share. The Debentures are convertible into shares of the Company’s common stock at a conversion price of $50.16 per share, subject to adjustment.
WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Company’s obligation to accept and pay for Debentures validly tendered pursuant to the Offer is subject to the condition that prior to the Company’s acceptance of the Debentures for purchase, there shall not have occurred certain events, including material litigation, government investigations, national crises or other events adversely affecting the business of the Company. The conditions to the Offer are more fully described in Section 8, “Conditions to the Offer.”
WILL THE COMPANY HAVE THE FINANCIAL RESOURCES TO REPURCHASE THE DEBENTURES?

•	The Company intends to fund the Offer, together with the fees and expenses incurred in connection therewith, with its existing cash resources, which include the net proceeds from the March 29, 2006 offering of its 1 1/4 % Convertible Senior Notes due 2026. You should read Section 3, “Source and Amount of Funds” for more information.
MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•	The Company may extend the Offer until the conditions described in Section 8, “Conditions to the Offer” are satisfied. The Company may extend, amend or terminate the Offer in its sole discretion in accordance with applicable law. If the Company extends the Offer, it will delay the acceptance of any Debentures that have been tendered. You should also read Section 1, “Terms of the Offer” for more information.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If the Company extends the Offer, you will be notified as promptly as practicable by a public announcement, which will be issued by the Company no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Company may choose to make any public announcement, the Company has no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire or as otherwise required by law. You should read Section 1, “Terms of the Offer” for more information.

•	In addition, if the Company materially changes the terms of the Offer it will disseminate additional Offer materials and extend the Offer to the extent required by law.
WHAT IS THE PROCESS FOR TENDERING MY DEBENTURES?

•	There are three ways to tender your Debentures, depending upon the manner in which your Debentures are held:

•	If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•	If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are held in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures on your behalf.

•	If your Debentures are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program, referred to in this Offer to Purchase as “ATOP,” or by directing the DTC participant through which such Debentures are held at DTC to tender your Debentures on your behalf.
      You should read Section 5, “Procedures for Tendering Debentures” for more information.
CAN I WITHDRAW MY TENDERED DEBENTURES?

•	You may withdraw your tendered Debentures at any time prior to 12:01 a.m., New York City time, on May 26, 2006, or, if the offer is extended, at any moment prior to the date and time any such extension expires. To withdraw your tender, please follow the instructions described in Section 6, “Withdrawal of Tenders.”
WHAT HAPPENS TO MY DEBENTURES IF I DO NOT TENDER THEM?

•	If you do not tender your Debentures, they will remain outstanding according to their terms and the terms of the Indenture and will continue to accrue interest until the date of maturity, November 15, 2021, unless earlier purchased or redeemed by the Company in accordance with their terms and the terms of the Indenture. If the Offer is consummated, the trading market for any Debentures not properly tendered pursuant to the Offer is likely to be significantly more limited in the future. If a significant portion of the Debentures does not remain outstanding after the Offer, the trading market for the remaining outstanding Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Debentures. You will continue to have the right to convert your Debentures, and to tender them on November 15, 2006, November 15, 2011 and November 15, 2016 for purchase by the Company in accordance with their terms and the terms of the Indenture, if you do not tender them in the Offer. The Company will have the right to redeem the Debentures at any time on or after November 20, 2006 at a redemption price of 100% of the principal amount, plus accrued interest at the redemption date. You should read Section 7, “Certain Significant Considerations” for more information.
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME IF I TENDER MY DEBENTURES?

•	Your receipt of cash in exchange for your Debentures pursuant to the Offer will be a taxable transaction to you for U.S. federal income tax purposes. You should read Section 9, “Certain U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the Offer.
DO I HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING MY DEBENTURES?

•	No brokerage commissions are payable by you to the Company, the Dealer Manager, the Trustee, the Depositary or the Information Agent in connection with the tender of your Debentures in the Offer. Except as set forth in Instruction 6 to the Letter of Transmittal, the Company will pay any transfer taxes with respect to the transfer and sale of Debentures pursuant to the Offer.
WHERE CAN I GET MORE INFORMATION REGARDING THE OFFER?

•	If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, at (800) 866-1394 or (212) 440-9800. You may also contact Citigroup Global Markets Inc., the Dealer Manager for the Offer, at (877) 531-8365, or your broker, dealer, commercial bank, trust company or other nominee with questions and requests for assistance.

IS THE COMPANY MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•	Neither the Company, the Dealer Manager, the Depositary nor the Information Agent is making any recommendation as to whether or not you should tender your Debentures pursuant to the Offer. Holders should determine whether or not to tender their Debentures pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Debentures, as well as their own liquidity needs and investment objectives.
      This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
SECTION 1
TERMS OF THE OFFER
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company is offering to purchase for cash any and all outstanding Debentures. The Offer Consideration for each $1,000 principal amount of Debentures tendered pursuant to the Offer shall be $996.25. The Company will pay accrued and unpaid interest on the purchased Debentures up to, but not including, the Payment Date (as defined below).
      Subject to the satisfaction or waiver of the conditions to the Offer, the Company will pay the Offer Consideration to Holders who validly tender, and do not properly withdraw, their Debentures prior to the Expiration Date. Such Holders are expected to receive payment of the Offer Consideration promptly after the Expiration Date, if such Debentures are accepted for purchase by the Company, the date of such payment being referred to in this Offer to Purchase as the “Payment Date.” For purposes of the Offer, validly tendered Debentures will be deemed to have been accepted for payment if, as and when the Company gives oral notice (confirmed in writing) or written notice thereof to the Depositary on the Acceptance Date. If the Debentures are accepted for payment pursuant to the Offer, Holders who validly tender their Debentures pursuant to the Offer prior to the Expiration Date will receive the Offer Consideration plus accrued and unpaid interest on the Debentures to, but not including, the Payment Date.
      The Company’s obligation to accept, and pay for, Debentures validly tendered pursuant to the Offer is conditioned upon the satisfaction of the conditions set forth in Section 8, “Conditions to the Offer.” Subject to applicable securities laws and the terms set forth in this Offer to Purchase, the Company reserves the right (i) to waive any and all conditions to the Offer, (ii) to extend or to terminate the Offer and (iii) otherwise to amend the Offer in any respect. The rights reserved by the Company in this paragraph are in addition to the Company’s rights to terminate the Offer described in Section 8, “Conditions to the Offer.” Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire or as otherwise required by law.
      If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional Offer materials and extend the Offer, to the extent required by law.
SECTION 2
PURPOSE OF THE OFFER
      The principal purpose of the Offer is for the Company to acquire any and all of the outstanding $180.0 million aggregate principal amount of the Debentures, as part of a refinancing of the Debentures.
      The Board of Directors has approved the Offer. In determining to proceed with the Offer, the Company’s Board of Directors has reviewed, with the assistance of management and outside advisors, the Company’s strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, and a variety of alternatives for using the Company’s available financial resources. The Board of Directors considered, with the assistance of management and outside advisors, the Company’s capital structure, unrestricted cash flow and financial position, the anticipated cost and availability of financing and the market price of the Company’s common stock. The Board of Directors also evaluated the Company’s operations, strategy and expectations for the future, as well as other factors, including the reduction in the Company’s indebtedness and interest expense and the potential dilution to earnings per share caused by the conversion feature of the Debentures.
      Based on the foregoing, the Board of Directors has determined that acquiring any and all of the outstanding $180.0 million aggregate principal amount of Debentures is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s shareholders. As a result, the Board of Directors has approved the Offer. However, neither the Company nor the Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendation to Holders as to whether to tender or refrain from tendering the Debentures or as to the price at which Holders should tender their Debentures, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, what amount of Debentures to tender.
      Potential Benefits of the Offer. The Company believes the Offer may provide several benefits to the Company, including:

•	the Offer will reduce the Company’s indebtedness and interest expense and reduce the potential dilution to earnings per share caused by the conversion feature of the Debentures, while providing an appropriate capital structure; and

•	after the Offer is completed and interest expense is reduced, the Company believes that its anticipated financial condition, access to capital and cash flow from operations will allow the Company adequate financial resources to fund future capital expenditures.
      Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to the Company, including:

•	by decreasing its cash reserves, the Offer could reduce the Company’s ability to engage in significant cash acquisitions; and

•	a reduction in cash could limit the Company’s ability to cover existing contingent or other future liabilities or otherwise negatively impact the Company’s liquidity during periods of increased capital or operating expenses. There can be no assurance that the Company will be able to raise debt or equity financing in the future.
      After the Offer is completed, the Company believes that its expected cash flow from operations; anticipated cash balances, including net proceeds from the Company’s March 29, 2006 offering of its 1 1/4 % Convertible Senior Notes due 2026; and anticipated access to its credit facility and capital markets will be sufficient for the Company’s expected liquidity needs. However, the Company’s actual experience may differ significantly from its expectations and there can be no assurance that the Company’s action in utilizing a significant portion of its financial resources in this manner will not adversely affect its ability to operate its business or pursue opportunities it believes are advantageous to the Company and its shareholders. Future events may adversely and materially affect the Company’s business, expenses or prospects and could affect its available cash or the availability and/or cost of external financial resources.
SECTION 3
SOURCE AND AMOUNT OF FUNDS
      If all outstanding Debentures are validly tendered prior to the Expiration Date and accepted for payment by the Company, the total amount of funds required by the Company to purchase all of the Debentures pursuant to the Offer, before accrued and unpaid interest, but including anticipated out-of-pocket expenses, is estimated to be approximately $180.5 million. These funds will be provided from the Company’s available cash resources, which include the net proceeds from a recently completed offering of the Company’s unsecured senior convertible notes, described below.
      On March 29, 2006, the Company closed the offering and sale of $400.0 million aggregate principal amount of its 1 1/4 % Convertible Senior Notes due 2026, guaranteed by the Company’s domestic subsidiaries. The Company intends to use a portion of the net proceeds from such offering and sale to fund the purchase of any and all validly tendered Debentures as described in this Offer to Purchase.
SECTION 4
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR DEBENTURES
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company intends to accept for purchase, promptly following the Expiration Date, Debentures validly tendered pursuant to the Offer (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn upon the satisfaction or waiver of the conditions to the Offer. See Section 8, “Conditions to the Offer.” The Company will pay for such Debentures accepted for payment promptly following the Expiration Date. The Company reserves the right to accept for purchase and to pay for all Debentures validly tendered prior to the Expiration Date and to keep the Offer open or extend the Expiration Date to a later date and time announced by the Company in accordance with applicable law.
      Payment for Debentures accepted for purchase pursuant to the Offer will be made by the Company by depositing such payment with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving the Offer Consideration, and transmitting the Offer Consideration (and accrued and unpaid interest up to, but not including, the Payment Date) to such Holders.
      The Company expressly reserves the right, in its sole discretion, subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance for payment of, or payment for, Debentures in order to comply, in whole or in part, with any applicable law.
      In all cases, payment by the Depositary of the Offer Consideration to Holders or beneficial owners of the Debentures for Debentures purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Debentures or timely confirmation of a book-entry transfer of such Debentures into the Depositary’s account at DTC pursuant to the procedures set forth in Section 5, “Procedures for Tendering Debentures,” (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message and (iii) any other documents required by the Letter of Transmittal.
      Tendered Debentures will be deemed to have been accepted for payment if, as and when the Company gives oral notice (confirmed in writing) or written notice thereof to the Depositary on the Acceptance Date. Tenders of Debentures will be accepted only in principal amounts equal to $1,000 or integral multiples thereof, provided that any Holder may tender all Debentures held by such Holder, even if the aggregate principal amount of such Debentures is not an integral multiple of $1,000. Payments for the Debentures will include accrued and unpaid interest through, but not including, the Payment Date. Additional interest will not be payable by the Company on the Offer Consideration because of any delay of the Depositary in the transmission of funds to the Holders of purchased Debentures or otherwise.
      If any tendered Debentures are not purchased pursuant to the Offer for any reason, such Debentures not purchased will be returned to the tendering Holder promptly (or, in the case of Debentures tendered by book-entry transfer into the Depositary’s account at DTC, such Debentures will be credited to the account maintained at DTC from which such Debentures were delivered) without expense to the Holder after the expiration, termination or withdrawal of the Offer.
      Tendering Holders will not be obligated to pay brokerage fees, commissions or expenses to the Dealer Manager, the Information Agent, the Depositary or the Company, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Debentures pursuant to the Offer. Holders who tender their Debentures through a custodian bank, depositary, broker, trust company or other nominee should consult such institution as to whether it charges any service fees.
      Under no circumstances will any interest be payable by the Company because of any delay by the Depositary in the transmission of funds to Holders.

SECTION 5
PROCEDURES FOR TENDERING DEBENTURES
      Holders will not be entitled to receive the Offer Consideration unless they tender their Debentures pursuant to the Offer in accordance with the procedures described below prior to the Expiration Date. Payment of the Offer Consideration for Debentures validly tendered and accepted for payment shall be made on the Payment Date.
      The tender by a Holder of Debentures (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Only Holders are authorized to tender their Debentures. The procedures by which Debentures may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Debentures are held.
      Tender of Debentures Held in Physical Form. To effectively tender Debentures held in physical form, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, together with certificates representing such Debentures, and any other documents required by the Letter of Transmittal, with the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase (or delivery of Debentures may be effected through the deposit of Debentures with DTC and making book-entry delivery as set forth below), prior to the Expiration Date. Letters of Transmittal and any certificates evidencing Debentures tendered pursuant to the Offer should be sent only to the Depositary and should not be sent to the Company, DTC, the Dealer Manager or the Information Agent.
      If Debentures are registered in the name of a person other than the person executing the Letter of Transmittal with respect to such Debentures, then, in order to validly tender such Debentures pursuant to the Offer, the Debentures must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed by such registered Holder or Holders as its or their name or names appears thereon, with the signature(s) on the Debentures or instruments of transfer guaranteed as provided below.
      Tender of Debentures Held Through a Custodian. To effectively tender Debentures that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must contact and instruct such registered Holder to deliver a Letter of Transmittal on the beneficial owner’s behalf. A Letter of Transmittal is included in the materials provided with this Offer to Purchase which may be used by a beneficial owner in this process to effect the tender. Any beneficial owner of Debentures held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Debentures are held in DTC to execute, on such beneficial owner’s behalf, a Letter of Transmittal with respect to Debentures beneficially owned by such beneficial owner on the day of execution.
      Tender of Debentures Held Through DTC. To effectively tender Debentures that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof) and mail or deliver the Letter of Transmittal or such facsimile, together with the Debentures and any other documents required by the Letter of Transmittal, pursuant to the procedure for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. Delivery of tendered Debentures must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.
      Unless the Debentures being tendered are deposited with the Depositary prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message), the Company may, at its option, reject such tender. Payment for the Debentures will be made only against deposit of the tendered Debentures and all other required documents.
      Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Debentures at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Depositary’s account in accordance with DTC’s procedures for such transfer. Timely book-entry delivery of Debentures pursuant to the Offer, however, requires receipt of a confirmation (a “Book Entry Confirmation”) prior to the Expiration Date. Although delivery of Debentures may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order to receive the Offer Consideration. Tenders of Debentures will not be deemed validly made until such documents are received by the Depositary. Delivery of documents to DTC does not constitute delivery to the Depositary.
      Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the Debentures tendered thereby are tendered and delivered (i) by a registered Holder of Debentures (or by a participant in DTC whose name appears on a security position listing as the owner of such Debentures) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. If the Debentures are registered in the name of a person other than the signer of the Letter of Transmittal or if Debentures not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the tendered Debentures must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Letter of Transmittal.
      The method of delivery of Debentures and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of Agent’s Messages transmitted through ATOP, is at the election and risk of the Holder tendering Debentures and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to such date.
      Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Debentures, but the certificates evidencing such Debentures have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee for further instructions.
      Backup Withholding. To prevent backup withholding tax, each tendering U.S. Holder of Debentures must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal or provide an adequate basis for an exemption from backup withholding. See Section 9, “Certain U.S. Federal Income Tax Consequences.” Tendering Non-U.S. Holders should complete IRS Form W-8BEN or other Form W-8, as appropriate, to establish an exemption from backup withholding.
      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Debentures pursuant to any of the procedures described above will be determined by the Company, in the Company’s sole discretion (which determination shall be final and binding). The Company reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Debentures determined by it not to be in proper form or, if the acceptance for payment of, or payment for, any Debentures may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to applicable law, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Debentures of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) shall be final and binding. None of the Company, the Depositary, the Dealer Manager, the Trustee, DTC, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Debentures, the Holder will be entitled to the Offer Consideration.
      No Guaranteed Delivery. There are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer under the terms of this Offer to Purchase or any other of the Offer materials. Holders must timely tender their Debentures in accordance with the procedures set forth in this Section 5.

      The Company’s Acceptance Constitutes an Agreement. A tender of Debentures under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Debentures in the Offer, you are representing, warranting and agreeing that:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Debentures;

•	you have assigned and transferred the Debentures to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Debentures to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

•	your Debentures are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a Holder under the express terms of the Offer; and

•	you will, upon the Company’s request or the request of the Depositary, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the Debentures.
      Your custodian or nominee, by delivering, or causing to be delivered, the Debentures and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Debentures, have represented and warranted to each of the above.
SECTION 6
WITHDRAWAL OF TENDERS
      Tenders of Debentures may be validly withdrawn at any time prior to the Expiration Date but not thereafter, unless otherwise required by law. If the Company materially changes the terms of the Offer it will disseminate additional Offer materials and extend the Offer to the extent required by law. In the event of a termination of the Offer, the Debentures tendered pursuant to the Offer will be promptly returned to the tendering Holders.
      For a withdrawal of a tender of Debentures to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or a properly transmitted Request Message (as defined below) must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the registered Holder of the Debentures to be withdrawn, (ii) contain the description of the Debentures to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Debentures (or, in the case of Debentures tendered by book-entry transfer, the number of the account at DTC from which the Debentures were tendered and the name and number of the account at DTC to be credited with the Debentures withdrawn) and the aggregate principal amount represented by such Debentures, (iii) be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal by which such Debentures were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the Trustee register the transfer of the Debentures into the name of the person withdrawing such Debentures and (b) a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder, (iv) state that such Holder is withdrawing such Holder’s election to have such Debentures purchased and (v) be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a “Request Message”) to the Depositary. If the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal is effective upon transmission of such Request Message or written, telegraphic or facsimile notice of withdrawal, even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Debentures may be retendered by following one of the procedures described in Section 5, “Procedures for Tendering Debentures,” at any time prior to the Expiration Date.
      Withdrawal of Debentures can only be accomplished in accordance with the foregoing procedures.

      If the Company extends the Offer or is delayed in its acceptance for purchase of Debentures or is unable to purchase Debentures pursuant to the Offer for any reason, then, without prejudice to the Company’s rights hereunder, tendered Debentures may be retained by the Depositary on behalf of the Company and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this Section 6.
      All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding). None of the Company, the Depositary, the Dealer Manager, the Trustee, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
      There are no appraisal or other similar statutory rights available to a Holder in connection with the Offer.
SECTION 7
CERTAIN SIGNIFICANT CONSIDERATIONS
      The following considerations, in addition to the other information described elsewhere herein, should be carefully considered by each Holder before deciding whether to participate in the Offer.
      There is limited market and trading information with respect to the Debentures. Although the Debentures are eligible for trading on the PORTAL Market, they are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that Debentures are traded, prices of the Debentures may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. Holders of Debentures are urged to contact their brokers to obtain the best available information as to current market prices.
      Consummation of the Offer may affect the liquidity, market value, price and volatility of the Debentures. Depending on, among other things, the amount of Debentures that remain outstanding after the Offer, if any, the liquidity, market value and price volatility of such Debentures may be adversely affected by the consummation of the Offer. To the extent that Debentures are tendered and accepted in the Offer, any existing trading market for the remaining Debentures, if any, will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Consequently, the liquidity, market value and price volatility of any Debentures which remain outstanding after the Offer may be adversely affected. Holders of unpurchased Debentures may attempt to obtain quotations for the Debentures from their brokers; however, there can be no assurance that any trading market will exist for the Debentures and no assurance as to the price at which the Debentures may trade following the consummation of the Offer. The extent of the public market for the Debentures and the price at which the Debentures may trade following consummation of the Offer would depend upon a number of factors, including the number of Holders remaining at such time and the interest in maintaining a market in the Debentures on the part of securities firms.
      Subsequent Repurchases of Debentures; Discharge. Whether or not the Offer is consummated, from time to time, the Company may acquire Debentures otherwise than pursuant to the Offer, on the dates and under the circumstances required under the terms of the Debentures and Indenture, at a price of 100% of the principal amount thereof plus accrued interest to, but not including, the purchase date, or the Company or its affiliates may from time to time, as permitted by applicable law, acquire Debentures otherwise than pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and which could be for cash or other consideration. In addition, to the extent that any Debentures remain outstanding after consummation or expiration of the Offer, beginning on November 20, 2006, the Company may redeem any or all Debentures outstanding in accordance with the terms of the Indenture for a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, up to, but not including, the date of redemption. Prior to November 20, 2006, the Company cannot redeem the Debentures at its option.

SECTION 8
CONDITIONS TO THE OFFER
      The Company shall not be required to accept for purchase, or to pay for, any validly tendered Debentures if any of the following shall occur on or after the date of this Offer to Purchase and prior to the Acceptance Date:

(a) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the purchase of Debentures pursuant to the Offer (the “Purchase”) by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (i) challenges the making of the Offer or the Purchase or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Purchase or otherwise adversely affect in any material manner the Offer or the Purchase or (ii) in the sole judgment of the Company, will, or is reasonably likely to, materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, in each case taken as a whole, or materially impair the contemplated benefits of the Offer or the Purchase to the Company;

(b) there shall have occurred or be reasonably likely to occur any event affecting the business or financial condition or results of operations of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Purchase, or that will, or is reasonably likely to, materially impair the contemplated benefits of the Offer or the Purchase to the Company;

(c) there shall have occurred (i) any general suspension of or limitation on trading in securities in the United States securities or financial markets (whether or not mandatory), (ii) any significant adverse change in the price of the Debentures, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a likelihood, in the Company’s reasonable judgment, of affecting, the extension of credit by banks or other lending institutions in the United States, (vi) a commencement or escalation of a war, armed hostilities, act of terrorism or other national or international crisis directly or indirectly relating to the United States, (vii) any significant adverse change in United States securities or financial markets generally, (viii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would be likely, in the Company’s sole judgment, to materially impair the contemplated benefits of the Offer or the Purchase to the Company or (ix) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof; or

(d) the Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Offer or the Purchase, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in making the Offer or the acceptance of the Debentures tendered for Purchase.
      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time, in the reasonable discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.
      If the conditions of the Offer are satisfied or waived and the Debentures are accepted by the Company for payment, then the Offer Consideration payable to Holders who have validly tendered their Debentures pursuant to the Offer will be paid on the Payment Date. Subject to applicable securities laws and the terms set forth in this Offer, the Company reserves the right (a) to waive any and all conditions to the Offer, (b) to extend or to terminate the Offer or (c) otherwise to amend the Offer in any respect.
      Notwithstanding any other provision of the Offer, the Company has the right, in its sole discretion, to terminate the Offer at any time. In such event, the Company will provide notice by public announcement.

SECTION 9
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a general summary of certain U.S. federal income tax consequences of the receipt of the Offer Consideration to beneficial owners of Debentures that validly tender their Debentures pursuant to the Offer. This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.
      This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances or the U.S. federal income tax consequences to investors subject to special treatment under U.S. federal income tax laws, including, but not limited to, banks and other financial institutions, insurance companies, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, private foundations and other tax-exempt organizations, regulated investment companies, persons subject to the U.S. federal alternative minimum tax, certain former citizens or residents of the United States, persons that hold the Debentures as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, U.S. Holders, as defined below, that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax consequences. This summary assumes that beneficial owners of Debentures hold their Debentures as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It further assumes, consistent with the Company’s treatment of the Debentures, that the Debentures constitute indebtedness for U.S. federal income tax purposes.
      As used herein, the term “U.S. Holder” means a beneficial owner of Debentures that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) that has made a valid election to be treated as a U.S. person under applicable Treasury Regulations.
      The term “Non-U.S. Holder” means a beneficial owner of Debentures that is not a partnership for U.S. federal income tax purposes and is not a U.S. Holder.
      If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Debentures, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of Debentures, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering their Debentures.
      This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of Debentures. Each beneficial owner of Debentures is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of tendering its Debentures.
Certain U.S. Federal Income Tax Consequences to U.S. Holders that Tender Debentures Pursuant to the Offer
      Sale of Debentures pursuant to the Offer. For U.S. federal income tax purposes, the sale of a Debenture pursuant to the Offer by a U.S. Holder will be a taxable transaction to such U.S. Holder. A U.S. Holder generally will recognize taxable gain or loss upon the sale of a Debenture in an amount equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in the Debenture. The Debentures are subject to the special rules regarding contingent payment debt instruments. Accordingly, a U.S. Holder’s adjusted tax basis in a Debenture will generally be equal to the original purchase price for the Debenture, increased by any interest income previously accrued by the U.S. Holder

(determined without regard to any adjustments to interest accruals that may have arisen because projected payments differed from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Debenture, and increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. Holder is required to make because of differences between his tax basis and the adjusted issue price of the Debenture (e.g., U.S. Holders who purchased a Debenture at a discount or premium to the Debenture’s adjusted issue price at the time of purchase). This gain will be treated as ordinary interest income; any loss will generally be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the U.S. Holder held his Debenture for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.
      The rules regarding contingent payment debt instruments are complex. U.S. Holders should consult their tax advisors regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to their Debentures.
      Backup Withholding and Information Reporting. U.S. Holders generally will be required to furnish a social security number or other taxpayer identification number, along with certain certifications under penalties of perjury, on a Form W-9 (or substitute form) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to amounts paid pursuant to the Offer. Such payments generally will be reported to the Internal Revenue Service (“IRS”). Certain exempt U.S. Holders (including, among others, U.S. corporations) are not subject to these backup withholding and information reporting requirements. Exempt persons should indicate their exempt status on a Form W-9 (or substitute form).
      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders that Tender Debentures Pursuant to the Offer
      Sale of Debentures pursuant to the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale of a Debenture pursuant to the Offer unless (a) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or (b) the Non-U.S. Holder is an individual who is present in the United States for periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met. A Non-U.S. Holder will not be subject to U.S. federal income tax, or any withholding thereof, on the sale of a Debenture pursuant to the Offer since the Debenture is not a U.S. real property interest, and the Company is not, and has not been in the past, a U.S. real property holding company. If you are a Non-U.S. Holder, the Company generally will not be required to deduct United States withholding tax from cash paid on the sale of a Debenture pursuant to the Offer if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to the Company through stock ownership; and

•	either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on IRS Form W-8BEN (or successor form)), or (ii) you hold your Debentures through certain intermediaries, and you and the intermediaries satisfy the certification requirement of applicable U.S. Treasury regulations.
      Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for such Non-U.S. Holders.
      If you cannot satisfy the requirements above, but you are eligible for the benefits of an applicable U.S. income tax treaty, you should provide a duly completed IRS Form W-8BEN (or successor form) certifying your eligibility for either a partial reduction or complete exemption from such withholding taxes under such treaty. If gain with respect to the

Debenture is effectively connected with the conduct of a U.S. trade or business by you, you should instead furnish a duly completed IRS Form W-8ECI.
      Backup Withholding and Information Reporting. The amount of the interest and Offer Consideration paid to a Non-U.S. Holder may be subject to information reporting and backup withholding at the applicable rate (currently 28%) unless the Non-U.S. Holder certifies that it is not a “U.S. person” generally by timely submitting a properly executed IRS Form W-8BEN or other Form W-8, as appropriate. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.
      Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.
SECTION 10
TRADING MARKET FOR THE DEBENTURES AND THE COMPANY’S COMMON STOCK
      The Debentures are eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, there is no established public reporting or trading system for the Debentures and trading in the Debentures has been limited and sporadic.
      The Company’s common stock is listed on the New York Stock Exchange under the symbol “KG.” The table below sets forth the range of high and low closing sales prices per share of the Company’s common stock as reported on the New York Stock Exchange for the periods indicated.

	High	Low

2004
Quarter ended March 31, 2004	$20.62	$15.24
Quarter ended June 30, 2004	$18.68	$11.30
Quarter ended September 30, 2004	$14.00	$10.32
Quarter ended December 31, 2004	$12.87	$10.01
2005
Quarter ended March 31, 2005	$12.58	$8.28
Quarter ended June 30, 2005	$10.60	$7.50
Quarter ended September 30, 2005	$16.39	$10.11
Quarter ended December 31, 2005	$17.45	$14.22
2006
Quarter ended March 31, 2006	$19.87	$16.25
Quarter ended June 30, 2006 (through April 27, 2006)	$17.77	$17.06
      On April 27, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of a share of the Company’s common stock as reported on the New York Stock Exchange was $17.35. You should obtain current market quotations for the Company’s common stock.
SECTION 11
THE DEALER MANAGER, THE INFORMATION AGENT AND THE DEPOSITARY
      The Company has engaged Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Offer. The Dealer Manager may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer to Purchase and related materials to beneficial owners of Debentures. At any given time, Citigroup may trade the Debentures or other debt or other equity securities of the Company for its own accounts or for the accounts of customers and, accordingly, may hold a long or short position in the Debentures or such other securities.

      The Dealer Manager and its affiliates have provided in the past, and may provide in the future, financial, advisory, investment banking and general banking services to the Company and its affiliates, for which they have received and would receive customary fees and commissions. At any time, the Dealer Manager and its affiliates may trade the Debentures or our common stock for their own account or for the accounts of customers and, accordingly, may hold a long or short position in the Debentures or our common stock.
      The Company has agreed to indemnify the Dealer Manager and its affiliates against certain liabilities, including certain liabilities under the federal securities laws.
      Any Holder that has questions concerning the terms of the Offer may contact the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase.
      Georgeson Shareholder Communications, Inc. has been appointed as Information Agent for the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
      Computershare Trust Company of New York has been appointed as Depositary for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning tender procedures should contact the Depositary at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
      None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
SECTION 12
FEES AND EXPENSES
      The Company will pay the Information Agent, the Depositary and, at its discretion, the Dealer Manager, reasonable and customary fees for their services in connection with the Offer and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Debentures.
SECTION 13
AVAILABLE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE;
FORWARD LOOKING STATEMENTS
      The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The Company makes available, free of charge, through its website (www.kingpharm.com), Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished as soon as reasonably practicable after it has filed or furnished those reports with the Commission. The information posted on the Company’s website is not incorporated into this Offer to Purchase. Copies of reports and other information filed with or furnished to the Commission by the Company can be inspected and copied at public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information, including the Schedule TO filed by the Company pursuant to Rule 13e-4 promulgated under the Exchange Act that contains additional information with respect to the Offer, are also available for inspection at the Commission’s regional offices located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 3 World Financial Center, Room 4-300, New York, New York 10281, and by accessing the Commission’s website at http://www.sec.gov. Please call the Commission at 1-800-SEC-0330 for further information.

      All documents and reports filed by the Company pursuant to the Exchange Act after the date of this Offer to Purchase and prior to the termination of the Offer made hereby shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing such documents or reports (other than information in such documents or reports that is deemed not to be filed). The following documents, which have been filed by the Company with the Commission, are incorporated into this Offer to Purchase by reference and shall be deemed to be a part hereof, except as superseded or modified herein:

1. the Company’s Definitive Proxy Statement for its 2006 annual meeting of stockholders, filed with the Commission under the Exchange Act (filing date April 19, 2006);

2. the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2005 (filing date March 8, 2006);

3. the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filing date March 3, 2006);

4. the Company’s Current Reports on Form 8-K filed with the Commission on February 17, 2006, February 27, 2006, February 28, 2006 (dated February 27, 2006), March 24, 2006, March 28, 2006 and March 30, 2006; and the Company’s Current Reports on Form 8-K/A filed with the Commission on February 15, 2006 and March 3, 2006; and

5. the description of the Debentures contained on page 27 of the Company’s prospectus, dated February 12, 2002, filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on February 14, 2002.
      Any statement contained in a document incorporated or deemed incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
      This Offer to Purchase and the information incorporated by reference in this Offer to Purchase include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts that are not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions. Forward-looking statements in this Offer to Purchase and in the information incorporated by reference into this Offer to Purchase include, but are not limited to:

•	the future potential of, including anticipated net sales and prescription trends for, the Company’s branded pharmaceutical products, particularly Altace®, Skelaxin®, Thrombin-JMI®, Sonata® and Levoxyl®;

•	expectations regarding the enforceability and effectiveness of product-related patents, including in particular patents related to Altace®, Skelaxin®, Sonata® and Adenoscan®;

•	expected trends and projections with respect to particular products, reportable segments and income and expense line items;

•	the timeliness and accuracy of wholesale inventory data provided by the Company’s customers;

•	the adequacy of the Company’s liquidity and capital resources;

•	anticipated capital expenditures;

•	the development, approval and successful commercialization of Remoxytm, an investigational drug for the treatment of moderate-to-severe chronic pain; binodenoson, the Company’s next generation cardiac pharmacologic stress-imaging agent; PT-141, an investigational new drug for the treatment of erectile dysfunction and female sexual dysfunction; T-62, an investigational drug for the treatment of neuropathic pain; MRE0094, an investigational drug for the topical treatment of chronic diabetic foot ulcers; the development of a new formulation of Skelaxin®; pre-clinical programs; and product life-cycle development projects;

•	the development, approval and successful commercialization of a diazepam-filled auto-injector, new inhaler for Intal® and Tilade® using the alternative propellant hydrofluoroalkane (“HFA”), and an Altace®/diuretic combination product;

•	the Company’s successful execution of its growth strategies;

•	anticipated developments and expansions of the Company’s business;

•	the Company’s plans for the manufacture of some of its products, including, but not limited to, the anticipated expansion of the Company’s manufacturing capacity for Thrombin-JMI®;

•	anticipated increases in sales of acquired products or royalty revenues;

•	the success of the Company’s Co-Promotion Agreement with Wyeth;

•	the high cost and uncertainty of research, clinical trials and other development activities involving pharmaceutical products;

•	the development of product line extensions;

•	the unpredictability of the duration or future findings and determinations of the U.S. Food and Drug Administration, including the pending applications related to the Company’s diazepam-filled auto-injector and a new Intal® inhaler formulation utilizing HFA, and other regulatory agencies worldwide;

•	products developed, acquired or in-licensed that may be commercialized;

•	the intent, belief or current expectations, primarily with respect to the Company’s future operating performance;

•	expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

•	expectations regarding the outcome of various pending legal proceedings, including the Altace® and Skelaxin® patent challenges, the Commission and Office of Inspector General investigations, other possible governmental investigations, securities litigation, and other legal proceedings described in the information incorporated by reference in this Offer to Purchase; and

•	expectations regarding the Company’s financial condition and liquidity, as well as future cash flows and earnings.
      These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the Company’s forward-looking statements. These known and unknown risks, uncertainties and other factors are described in detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this Offer to Purchase. Except as required by law, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Holders are advised, however, to consult any additional disclosures the Company makes in its other filings with the Commission, including, without limitation, the discussion of risks and other uncertainties under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Holders are cautioned not to rely on such forward-looking statements when evaluating the information contained in this Offer to Purchase. In light of the significant uncertainties inherent in the forward-looking statements included in this Offer to Purchase, Holders should not regard the inclusion of such information as a representation by the Company that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if so, what impact they will have on the results of operations and financial condition of the Company.

SECTION 14
MISCELLANEOUS
      The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer will not be made to (nor will tenders of Debentures be accepted from or on behalf of) the Holders residing in such jurisdiction.
      No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, the Debentures and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:
The Depositary for the Offer is:
(COMPUTERSHARE LOGO)

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

Computershare Trust Company of New York	For Eligible Institutions Only: (212) 701-7636	Computershare Trust Company of New York
Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Confirmation Only Telephone: (212) 701-7600	Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005
      Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at its telephone number set forth below or such Holder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers call (212) 440-9800
All others call Toll-Free 1 (800) 866-1394
The Dealer Manager for the Offer is:
Citigroup
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Special Equity Transactions Group
Telephone: (877) 531-8365 (toll-free)